Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THIRD QUARTER RESULTS

MEDWAY, MA, October 19, 2010 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for its third quarter ended September 25, 2010. Net sales for the third quarter of 2010 were $29.2 million compared to $29.0 million for the corresponding 2009 period. The Company reported a net loss for the third quarter of 2010 of $15,000, or $0.00 per diluted share, compared to net income of $81,000, or $0.00 per diluted share, reported for the corresponding 2009 period.

For the nine months ended September 25, 2010, net sales were $83.0 million compared to $85.7 million for 2009. The loss for the nine months ended September 25, 2010 was $1.1 million, or $0.07 per diluted share, compared to a net loss of $3.4 million, or $0.20 per diluted share, for 2009.

CYBEX Chairman and CEO John Aglialoro stated, “The third quarter of 2010 continued the stabilizing trend of Q2 with sales slightly higher than Q3 2009 and gross margins improving from both Q2 2010 and 2009 levels. The investments in marketing, sales and new products resulted in higher SG&A but we expect these investments to result in higher future sales as we penetrate new markets.”

The Company will hold a conference call today at 9:00 a.m. ET. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q3 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2009, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 25, 2010.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009

Net sales	$29,235	$28,986	$83,023	$85,662
Cost of sales	18,742	19,829	53,559	61,461

Gross profit	10,493	9,157	29,464	24,201
As a percentage of sales	35.9%	31.6%	35.5%	28.3%
Selling, general and administrative expenses	10,505	8,997	30,294	27,932

Operating income (loss)	(12)	160	(830)	(3,731)
Interest expense, net	281	307	983	907

Loss before income taxes	(293)	(147)	(1,813)	(4,638)
Income tax benefit	(278)	(228)	(689)	(1,208)

Net income (loss)	$(15)	$81	$(1,124)	$(3,430)

Basic and diluted net income (loss) per share	$0.00	$0.00	$(0.07)	$(0.20)

Shares used in computing basic and diluted net income (loss) per share	17,120	17,096	17,120	17,201

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 25, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,897	$6,879
Accounts receivable, net	16,756	16,815
Inventories	11,028	10,054
Prepaid expenses and other	1,526	1,216
Deferred tax asset	5,040	5,040

Total current assets	38,247	40,004
Property and equipment, net	30,143	31,835
Deferred tax asset	9,736	8,815
Other assets	4,422	7,981

	$82,548	$88,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,520	$2,415
Accounts payable	3,848	4,436
Accrued expenses	12,470	12,046

Total current liabilities	17,838	18,897
Long-term debt	14,669	15,191
Other liabilities	8,118	11,438

Total liabilities	40,625	45,526
Stockholders’ equity	41,923	43,109

	$82,548	$88,635

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